UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 9, 2011

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 9, 2011, Mr. Jai Bhagat resigned from our Board of Directors. See the disclosure under Item 5.02 below. In connection with the resignation, we entered into a Separation Agreement and General Release with Jai Bhagat, pursuant to which we agreed to pay Mr. Bhagat a total of $30,000 in cash as compensation for accrued and unpaid director and committee fees through the date of the agreement as well as a bonus in recognition of his years of service and contribution to the Company. The agreement also included a mutual release of claims between the Company and Mr. Bhagat. A copy of the agreement is included as Exhibit 10.1 to this report.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On June 9, 2011, Jai Bhagat resigned from our Board of Directors. Mr. Bhagat had elected not to stand for re-election for another term. Once we identified a suitable replacement director, Mr. Bhagat elected to resign. Mr. Bhagat had served as a director of the Company since 2003. At the time of his resignation he was the chair of the Board’s Compensation Committee and a member of the Audit Committee and the Nominating and Governance Committee. His resignation was not the result of any dispute or disagreement with the Company.

On June 10, 2011, with the recommendation of our Nominating and Governance Committee, our Board of Directors appointed Mr. Mark Fruehan and Mr. Patrick Gray to the Board.

Mark Fruehan is currently the Executive Vice President, Sales and Business Development for AdMarvel, an Opera Software ASA company, a position that he has held since 2008. AdMarvel is the world-wide leader in mobile ad serving, mediation and monetization infrastructure. Since 2007, Mr. Fruehan has been a partner with Mobility partners, a venture capital firm focused on early stage investments in the wireless, broadband and network transactional spaces. From 2001 to 2007, Mr. Fruehan served as Chief Business Development Officer for VeriSign Communication Services, a subsidiary of VeriSign, Inc. (Nasdaq: VRSN). From 1996 to 1999, he was the Senior Vice President of Corporate Development for Cellstar Corporation. During this time CellStar was the largest mobile device distributor and value added logistics provider for the wireless telephony market. At Cellstar, he was responsible for global business development and mergers and acquisitions. Mr. Fruehan currently serves on the Board of Directors of Wau Movil, a privately held company. Wau Movil is the largest mobile transaction provider in Latin America capable of reaching half a billion subscribers everyday. Mr. Fruehan received a bachelor of science in economics from Penn State University.

Mr. Fruehan was determined to be an “independent director” under the criteria established by the Nasdaq Capital Market and NYSE Amex Market. He has also been appointed to serve on the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee.

The Board believes that Mr. Fruehan’s extensive experience in the wireless communications industry, his knowledge of the Tier 1 carriers in the United States, and his business relationships with key players in the U.S. wireless industry will provide substantial value as the Company increases its strategic focus on developing its presence in the U.S. markets.

Mr. Gray has served as our Chief Financial Officer since February 2007. He joined us in March 2004 as vice president, controller and was promoted to senior vice president, corporate controller in 2005 before becoming the Chief Financial Officer in February 2007. From 1996 to 2004, Mr. Gray served in various finance and accounting positions at REMEC, Inc., a San Diego based designer and manufacturer of telecom equipment for the worldwide mobile communications market, including vice president, corporate controller and vice president, controller of global operations. At REMEC, Mr. Gray was responsible for the financial management of all domestic and international entities including China, Costa Rica, Mexico and the Philippines. He also participated in over twenty merger and acquisition transactions and multiple financings. Mr. Gray holds an MBA from Pepperdine University and a bachelor of science in business administration with a concentration in accounting from California State University, Northridge.

A copy of our press release issued on June 15, 2011 announcing these changes to our Board of Directors is attached to this report as Exhibit 99.1 and incorporated by reference herein.

ITEM 5.03. AMENDMENTS TO THE ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On June 10, 2011, in accordance with Article II, Section 2(a) of our Bylaws, our Board of Directors has fixed the size of the current Board at five members.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description
10.1	Separation Agreement and General Release dated June 9, 2011 between the Company and Jai Bhagat.

99.1	Press release issued on June 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ Patrick Gray
Patrick Gray
Chief Financial Officer

Date: June 15, 2011